Exhibit 10.9

EXECUTION COPY

LOUISIANA PUBLIC FACILITIES AUTHORITY

AND

IMTT-FINCO, LLC

AMENDED AND RESTATED LOAN AGREEMENT

Relating to

$81,780,000

Louisiana Public Facilities Authority

Gulf Opportunity Zone Revenue Bonds

(International-Matex Tank Terminals Project)

Series 2010B

(issued in the original aggregate principal amount of $90,000,000)

Dated as of May 1, 2015

The interest of the LOUISIANA PUBLIC FACILITIES AUTHORITY (the “Issuer”) in this Amended and Restated Loan Agreement has been assigned (except for “Reserved Rights” defined in this Amended and Restated Loan Agreement) pursuant to the Amended and Restated Indenture of Trust dated as of the date hereof from the Issuer to WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), and is subject to the security interest of the Trustee thereunder.

AMENDED AND RESTATED LOAN AGREEMENT

TABLE OF CONTENTS

(This Table of Contents is not a part of the Amended and Restated Loan Agreement and is only for convenience of reference.)

i

EXHIBIT A -	Project Description
EXHIBIT B -	Form of Requisition
EXHIBIT C -	Certificate of Completion

ii

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of May 1, 2015 (this “Agreement”), between the Louisiana Public Facilities Authority, a public trust and public corporation of the State of Louisiana created and existing under the Constitution and Laws of the State of Louisiana (the “Issuer”) and IMTT-FINCO, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Company”);

WITNESSETH:

WHEREAS, the Issuer is empowered pursuant to Chapter 2-A of Title 9 of the Louisiana Revised Statutes of 1950, as amended (the “Act”) to issue its revenue bonds for the purpose of industrial, manufacturing and other economic development facilities and activities; and

WHEREAS, in furtherance of the public purpose for which the Issuer was created, the Issuer, pursuant to that certain Indenture of Trust dated as of December 1, 2010, as amended by that certain First Amendment to Indenture of Trust dated as of February 1, 2013 (the “Original Indenture”), each by and between the Issuer and the Trustee, has issued $90,000,000 in original aggregate principal amount of its Gulf Opportunity Zone Revenue Bonds (International-Matex Tank Terminals Project) Series 2010B (the “Bonds”), to finance the expansion of liquid logistics centers located in St. Rose, Louisiana, Harvey, Louisiana and Geismar, Louisiana (the “Project”), each of which is owned or leased by an affiliate of the Company; and has loaned the proceeds of the sale of the Bonds to the Company pursuant to that certain Loan Agreement dated as of December 1, 2010, as amended by that certain First Amendment to Loan Agreement dated as of February 1, 2013 (the “Original Agreement”), each by and between the Issuer and the Company; and

WHEREAS, the Company has requested that the Issuer and the Trustee amend and restate the Original Indenture and the Original Agreement for the purpose of allowing for a bank rate mode and making certain related changes; and

WHEREAS, Section 12.02 of the Original Indenture and Section 9.06 of the Original Agreement provide that the Owners of a majority in aggregate principal amount of the Outstanding Bonds may, under certain conditions, consent to any modification of the Original Agreement; and

WHEREAS, a copy of the written consent of the Owners is attached to the Indenture as Exhibit D; and

WHEREAS, pursuant to this Agreement, the Company has agreed to pay the Issuer amounts sufficient for the payment of the principal of and interest on the Bonds, certain other payments thereunder; and

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

ARTICLE I

DEFINITIONS

Section 1.01   Definitions.

All capitalized, undefined terms used herein shall have the same meanings as used in Article I of the hereinafter defined Indenture. In addition, the following words and phrases shall have the following meanings:

“Administrative Agent” means Suntrust Bank, or its permitted assigns and successors, as Administrative Agent under the Revolving Credit Agreement.

“Confirming Bank” means the provider of a Confirming Letter of Credit or a Substitute Confirming Letter of Credit.

“Confirming Letter of Credit” means a letter of credit issued by a Confirming Bank to the Trustee relating to the Bonds, including any Substitute Confirming Letter of Credit provided by the Company in accordance with Section 4.05 of the Agreement.

“Cost” with respect to the Project shall be deemed to include all items permitted to be financed under the provisions of the Code and the Act.

“Default” means any Default under this Agreement as specified in and defined by Section 8.01 hereof.

“Indenture” means the Amended and Restated Indenture of Trust dated as of even date hereof between the Issuer and the Trustee, pursuant to which the Bonds are authorized to be reissued, and any amendments and supplements thereto.

“Issuance Costs” means all costs that are treated as costs of issuing or carrying the Bonds under existing Treasury Department regulations and rulings, including, but not limited to, (a) commitment and origination fees payable to the Bondholders; (b) counsel fees (including bond counsel, Issuer’s counsel, Bondholder’s counsel, Administrative Agent’s counsel and Company counsel, as well as any other specialized counsel fees incurred in connection with the issuance of the Bonds); (c) financial advisory fees incurred in connection with the issuance of the Bonds; (d) Trustee fees incurred in connection with the issuance of the Bonds; (e) paying agent and certifying and authenticating agent fees related to issuance of the Bonds; (f) accountant fees related to the issuance of the Bonds; (g) printing costs of the Bonds; (h) publication costs associated with the financing proceedings; and (i) costs of engineering and feasibility studies necessary to the reissuance of the Bonds.

“Net Proceeds” means the proceeds of the Bonds reduced by amounts in a reasonably required reserve or replacement fund.

“Project” means the facilities described in Exhibit A hereto.

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“Qualified Project Costs” means Costs and expenses of the Project which constitute land costs or costs for property of a character subject to the allowance for depreciation excluding specifically working capital and inventory costs, provided, however, that (i) costs or expenses paid (a) prior to the date of Hurricane Katrina, or (b) on or after December 31, 2009, and more than sixty (60) days prior to the adoption by the Issuer of its resolution on May 11, 2010, declaring its intent to reimburse Project expenditures with Bond proceeds, shall not be deemed to be Qualified Project Costs; (ii) Issuance Costs shall not be deemed to be Qualified Project Costs; (iii) interest during the Construction Period shall be allocated between Qualified Project Costs and other Costs and expenses to be paid from the proceeds of the Bonds; (iv) interest following the Construction Period shall not constitute a Qualified Project Cost; (v) letter of credit fees and municipal bond insurance premiums which represent a transfer of credit risk shall be allocated between Qualified Project Costs and other costs and expenses to be paid from the proceeds of the Bonds; and (vi) letter of credit fees and municipal bond insurance premiums which do not represent a transfer of credit risk shall not constitute Qualified Project Costs.

“Requisition” means a written request for a disbursement from the Project Fund, signed by a Company Representative, substantially in the form attached hereto as Exhibit B and satisfactorily completed as contemplated by said form.

“Reserved Rights” means amounts payable to the Issuer under Sections 4.02(b), 6.09, 7.02 and 8.04 hereof.

“Revolving Credit Agreement” means the Credit Agreement dated as of May 21, 2015, by and among ITT Holdings LLC, an affiliate of the Company, as US borrower thereunder, IMTT-Quebec Inc. and IMTT-NTL, Ltd. as Canadian borrowers thereunder, the lenders party thereto and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“State” means the State of Louisiana.

“Substitute Confirming Letter of Credit” means a letter of credit, line of credit, insurance policy or other credit facility securing the payment of the principal and Purchase Price of, redemption premium (if any) and interest on the Bonds, delivered to the Trustee in accordance with Section 4.05 hereof.

“Term of Agreement” means the term of this Agreement as specified in Section 9.01 hereof.

Section 1.02   Uses of Phrases.

Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, the words “Bond,” “Bondholder,” “Owner,” “registered owner” and “person” shall include the plural as well as the singular number, and the word “person” shall include corporations and associations, including public bodies, as well as persons. Any percentage of Bonds, specified herein for any purpose, is to be figured on the unpaid principal amount thereof then Outstanding. All references herein to specific Sections of the Code refer to such Sections of the Code and all successor or replacement provisions thereto.

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ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

Section 2.01   Representations, Covenants and Warranties of the Issuer.

The Issuer represents, covenants and warrants that:

(a) The Issuer is a public trust and public corporation of the State of Louisiana. Under the provisions of the Act, the Issuer is authorized to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder. The Issuer has been duly authorized to execute and deliver this Agreement and the Indenture.

(b) The Issuer covenants that it will not pledge the amounts derived from this Agreement other than as contemplated by the Indenture.

Section 2.02 Representations, Covenants and Warranties of the Company.

The Company represents, covenants and warrants that:

(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Company is not in violation of any provision of its articles of organization, has the power to enter into this Agreement, and has duly authorized the execution and delivery of this Agreement, and is qualified to do business and is in good standing under the laws of the State of Louisiana.

(b) The Company agrees that during the Term of Agreement it will maintain its existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another legal entity or permit one or more other legal entities to consolidate with or merge into it, without (i) the prior written consent of the Credit Provider (during any Credit Facility Period), the Administrative Agent (during any Bank Rate Period) or the Trustee (during any Interest Period that is not a Credit Facility Period or a Bank Rate Period) and (ii) an opinion of Bond Counsel to the effect that such action, in and of itself, will not adversely affect the excludability of interest on the Bonds from gross income for federal income tax purposes.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions, or provisions of any agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any such instrument or agreement.

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(d) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, known to be pending or threatened against or affecting the Company or any of its officers, nor to the best knowledge of the Company is there any basis therefor, wherein an unfavorable decision, ruling, or finding would materially adversely affect the transactions contemplated by this Agreement or which would adversely affect, in any way, the validity or enforceability of the Bonds, this Agreement, or any agreement or instrument to which the Company is a party, used or contemplated for use in the consummation of the transactions contemplated hereby.

(e) The Project is of the type authorized and permitted by the Act, and its estimated Cost is not less than $90,000,000.

(f) The proceeds from the sale of the Bonds will be used only for payment of Costs of the Project.

(g) The Company will use due diligence to cause the Project to be operated in accordance with the laws, rulings, regulations and ordinances of the State and the departments, agencies and political subdivisions thereof. The Company has obtained or will obtain all requisite approvals of the State and of other federal, state, regional and local governmental bodies for the acquisition, construction, improving and equipping of the Project.

(h) The Company will fully and faithfully perform all the duties and obligations which the Issuer has covenanted and agreed in the Indenture to cause the Company to perform and any duties and obligations which the Company is required in the Indenture to perform. The foregoing shall not apply to any duty or undertaking of the Issuer which by its nature cannot be delegated or assigned.

Section 2.03   Tax-Exempt Status of the Bonds.

The Company hereby represents, warrants and agrees that the Tax Regulatory Agreement executed and delivered by the Company concurrently with the reissuance and delivery of the Bonds is true, accurate and complete in all material respects as of the date on which executed and delivered.

Section 2.04   Notice of Determination of Taxability.

Promptly after the Company first becomes aware of any Determination of Taxability, the Company shall give written notice thereof to the Issuer, the Administrative Agent and the Trustee.

Section 2.05   State Bond Commission Reporting Requirements.

The Company hereby covenants and agrees that it shall furnish to the Issuer and Bond Counsel such information as is necessary to satisfy the reporting requirements of L.S.A. R.S. 39:1405.4, as amended from time to time. This information shall be delivered to the Issuer and Bond Counsel not less than five (5) Business Days prior to the date such information is required to be reported to the Louisiana State Bond Commission.

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ARTICLE III

ACQUISITION AND CONSTRUCTION
OF THE PROJECT;
ISSUANCE OF THE BONDS

Section 3.01   Agreement to Acquire, Construct, Improve and Equip the Project.

The Company agrees to make or cause to be made all contracts and do or cause to be done all things necessary for the acquisition, construction, improving, and equipping of the Project. The Company further agrees that it will, or will cause a related entity to, acquire, construct, improve, and equip the Project with all reasonable dispatch and use its best efforts to cause acquisition, construction, improving, equipping, and occupancy of the Project to be completed by December 15, 2013, or as soon thereafter as may be practicable, delays caused by force majeure as defined in Section 8.01 hereof only excepted; but if for any reason such acquisition, construction, improving and equipping is not completed by said date there shall be no resulting liability on the part of the Company and no diminution in or postponement of the payments required in Section 4.02 hereof to be paid by the Company.

Section 3.02   Agreement to Issue the Bonds; Application of Bond Proceeds.

In order to provide funds for the payment of the Cost of the Project, the Issuer, concurrently with the execution of this Agreement, will issue, sell, and deliver the Bonds and deposit the net proceeds thereof with the Trustee in the Project Fund.

Section 3.03   Disbursements from the Project Fund.

The Issuer has, in the Indenture, authorized and directed the Trustee to make disbursements from the Project Fund to pay the Costs of the Project, or to reimburse the Company for any Cost of the Project paid by the Company. Except with respect to payment of Issuance Costs on the date of issuance of the Bonds, the Trustee shall not make any disbursement from the Project Fund until the Company shall have provided the Trustee with a Requisition.

Section 3.04   Furnishing Documents to the Trustee.

The Company agrees to cause such Requisitions to be directed to the Trustee as may be necessary to effect payments out of the Project Fund in accordance with Section 3.03 hereof.

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Section 3.05   Establishment of Completion Date.

(a) The Completion Date shall be evidenced to the Issuer and the Trustee by a certificate signed by a Company Representative, as attached as Exhibit C hereto stating that, except for amounts retained by the Trustee at the Company’s direction to pay any Cost of the Project not then due and payable, (i) construction of the Project has been completed and all costs of labor, services, materials and supplies used in such construction have been paid, (ii) all equipment for the Project has been installed, such equipment so installed is suitable and sufficient for the operation of the Project, and all costs and expenses incurred in the acquisition and installation of such equipment have been paid, and (iii) all other facilities necessary in connection with the Project have been acquired, constructed, improved, and equipped and all costs and expenses incurred in connection therewith have been paid. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being. Forthwith upon completion of the acquisition, construction, improving, and equipping of the Project, the Company agrees to cause such certificate to be furnished to the Issuer and the Trustee. Upon receipt of such certificate, the Trustee shall retain in the Project Fund a sum equal to the amounts necessary for payment of the Costs of the Project not then due and payable according to such certificate. If any such amounts so retained are not subsequently used, prior to any transfer of said amounts to the Bond Fund as provided below, the Trustee shall give notice to the Company of the failure to apply said funds for payment of the Costs of the Project. Any amount not to be retained in the Project Fund for payment of the Costs of the Project, and all amounts so retained but not subsequently used, shall be transferred by the Trustee into the Bond Fund.

(b) If at least ninety-five percent (95%) of the Net Proceeds of the Bonds have not been used to pay Qualified Project Costs, any amount (exclusive of amounts retained by the Trustee in the Project Fund for payment of Costs of the Project not then due and payable) remaining in the Project Fund shall be transferred by the Trustee into the Bond Fund and used by the Trustee (i) to redeem, or to cause the redemption of, Bonds on the earliest redemption date permitted by the Indenture without a premium, or (ii) for any other purpose, provided that the Trustee is furnished with an opinion of Bond Counsel to the effect that such use is lawful under the Act and will not require that interest on the Bonds be included in gross income for federal income tax purposes. Until used for one or more of the foregoing purposes, such segregated amount may be invested as permitted by the Indenture provided that prior to any such investment the Trustee is provided with an opinion of Bond Counsel to the effect that such investment will not require that interest on the Bonds be included in gross income for federal income tax purposes.

Section 3.06   Company Required to Pay in Event Project Fund Insufficient.

In the event the moneys in the Project Fund available for payment of the Costs of the Project should not be sufficient to pay the Costs of the Project in full, the Company agrees to complete the Project or cause the Project to be completed and to pay that portion of the Costs of the Project in excess of the moneys available therefor in the Project Fund. The Issuer does not make any warranty, either express or implied, that the moneys paid into the Project Fund and available for payment of the Costs of the Project will be sufficient to pay all of the Costs of the Project. The Company agrees that if after exhaustion of the moneys in the Project Fund, the Company should pay any portion of the Costs of the Project pursuant to the provisions of this Section, the Company shall not be entitled to any reimbursement therefor from the Issuer, the Trustee or the Owners of any of the Bonds, nor shall the Company be entitled to any diminution of the amounts payable under Section 4.02 hereof.

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Section 3.07   Special Arbitrage Certifications.

The Company and the Issuer covenant not to cause or direct any moneys on deposit in any fund or account to be used in a manner which would cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code, and the Company certifies and covenants to and for the benefit of the Issuer and the Owners of the Bonds that so long as there are any Bonds Outstanding, moneys on deposit in any fund or account in connection with the Bonds, whether such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code.

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ARTICLE IV

LOAN PROVISIONS; SUBSTITUTE
CREDIT FACILITY

Section 4.01   Loan of Proceeds.

The Issuer agrees, upon the terms and conditions contained in this Agreement and the Indenture, to lend to the Company the proceeds received by the Issuer from the sale of the Bonds. Such proceeds shall be disbursed to or on behalf of the Company as provided in Section 3.03 hereof.

Section 4.02   Amounts Payable.

(a) The Company hereby covenants and agrees to repay the loan, as follows: on or before any Interest Payment Date for the Bonds or any other date that any payment of interest, premium, if any, or principal or Purchase Price is required to be made in respect of the Bonds pursuant to the Indenture, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in immediately available funds, a sum which, together with any other moneys available for such payment in any account of the Bond Fund, will enable the Trustee to pay the amount payable on such date as Purchase Price or principal of (whether at maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the Bonds as provided in the Indenture; provided, however, that the obligation of the Company to make any payment hereunder shall be deemed satisfied and discharged to the extent of the corresponding payment made by a Credit Provider (if any) to the Trustee under a Credit Facility (if any) or by the Confirming Bank (if any) under the Confirming Letter of Credit (if any). While the Bonds bear interest at a Bank Rate, each of the Company and ITT Holdings LLC agrees to pay (or cause to pay) the Purchase Price on the Bonds when due pursuant to Sections 4.01 and 4.02 of the Indenture.

It is understood and agreed that all payments payable by or on behalf of the Company under subsection (a) of this Section 4.02 are assigned by the Issuer to the Trustee for the benefit of the Owners of the Bonds. Each of the Company and ITT Holdings LLC assents to such assignment. The Issuer hereby directs the Company and ITT Holdings LLC and the Company and ITT Holdings LLC hereby agree, to pay to the Trustee at the Principal Office of the Trustee all payments payable by or on behalf of the Company and/or ITT Holdings LLC pursuant to this subsection.

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(b)	Each of the Company and ITT Holdings LLC agrees that it will also pay:

(i)	All of the Issuer’s reasonable actual out-of-pocket expenses and costs of issuance in connection with the Bonds and an annual administrative payment payable directly to the Issuer on June 1 of each year in an annual amount equal to 1/10th of 1% of the principal amount of all Bonds Outstanding on January 2 of each year. The administrative payments shall be used for purposes of paying administrative and related costs of the Issuer, but shall not include Trustee fees incurred by the Issuer, and the Issuer agrees that it will notify the Company in writing prior to March 20th of each calendar year hereafter if it shall not waive such administrative payments for such year and, if these fees are not waived, such written notice shall advise the Company of the amount that is to be paid (not to exceed 1/10 of 1% per annum) the date on which the payment is due, and where such payment is to be remitted. In the event the Company should fail to pay such administrative expenses then due, the payment shall continue as an obligation of the Company until the amount shall have been fully paid, and the company agrees to pay the same with interest thereon (to the extent legally enforceable) at a rate per annum equal to the interest rate in effect from time to time on the Bonds, until paid; and

(ii)	the reasonable fees and expenses of such accountants, consultants, attorneys and other experts as may be engaged by the Issuer, the Administrative Agent or the Trustee to prepare such audits, financial statements or opinions or provide such other services as are reasonably required under this Agreement, the Indenture or the Tax Regulatory Agreement; and

(iii)	all taxes and assessments of any type or character charged to the Issuer, the Administrative Agent or to the Trustee affecting the amount available to the Issuer, the Administrative Agent or the Trustee from payments to be received hereunder or in any way arising due to the transactions contemplated hereby (including taxes and assessments assessed or levied by any public agency or governmental authority of whatever character having power to levy taxes or assessments) but excluding any taxes based upon the capital and/or income of the Trustee, the Administrative Agent or any other person other than the Company; provided, however, that the Company shall have the right to protest any such taxes or assessments assessed or levied upon them and that the Company shall have the right to withhold payment of any such taxes or assessments pending disposition of any such protest or contest unless such withholding, protest or contest would materially adversely affect the rights or interests of the Issuer, the Administrative Agent or the Trustee.

The forgoing payments shall be billed to the Company and/or ITT Holdings LLC by the Issuer, the Administrative Agent or the Trustee from time to time, together with (x) a statement executed by a duly authorized officer or agent of the Issuer, the Administrative Agent or the Trustee, as the case may be, certifying that the amount billed has been incurred or paid by the Issuer, the Administrative Agent or the Trustee for one or more of the above items, and (y) a copy of the invoice or statement for the amount so incurred or paid. Amounts so billed shall be paid by the Company and ITT Holdings LLC within thirty (30) days after receipt of the bill by the Company or ITT Holdings LLC unless, in the case of expenditures described under clause (iii) above, the Company or ITT Holdings LLC is contesting such amounts in good faith.

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(c) The Company and ITT Holdings LLC will also pay the reasonable fees and expenses of the Trustee under the Indenture and all other amounts which may be payable to the Trustee under Section 10.02 of the Indenture, such amounts to be paid directly to the Trustee for the Trustee’s own account as and when such amounts become due and payable.

(d) Each of the Company and ITT Holdings LLC covenants, for the benefit of the Owners of the Bonds, to pay or cause to be paid, to the Trustee, such amounts as shall be necessary to enable the Trustee to pay the Purchase Price of Bonds delivered to it for purchase, all as more particularly described in Sections 4.01 and 4.02 of the Indenture; provided, however, that the obligation of the Company and ITT Holdings LLC to make any such payment under this Section 4.02(d) shall be reduced by the amount of moneys available for such payment described in Section 4.03(a) of the Indenture; and provided, further, that the obligation of the Company and ITT Holdings LLC to make any payment under this subsection (d) shall be deemed to be satisfied and discharged to the extent of the corresponding payment made by a Credit Provider (if any) under a Credit Facility (if any) or by the Confirming Bank (if any) under the Confirming Letter of Credit (if any).

(e)   The Company shall promptly notify the Owners and any Prior Owners of any Determination of Taxability. Each of the Company and ITT Holdings LLC covenants, for the benefit of the Owners of the Bonds, to pay or cause to be paid to the Trustee when due any other amounts payable under the Bonds, including, but not limited to the following while the Bonds bear interest at a Bank Rate:

(i)   In the event of a Determination of Taxability (as defined in the Indenture), and upon demand of the Owner or any prior Owner, the Company and ITT Holdings LLC shall pay or cause to be paid to the Trustee such additional amount as shall be necessary to provide that interest on the Bonds shall have been payable at the Taxable Adjusted LIBOR Rate (as defined in the Indenture) from the Date of Taxability (as defined in the Indenture). The Company shall promptly notify the Owners and any Prior Owners of any Determination of Taxability.

(ii)   Upon a Determination of Non De Minimis Exception Status (as defined in the Indenture), and upon demand of the Owner or any prior Owner, the Company shall pay or cause to be paid to the Trustee such additional amounts as shall be necessary to provide that interest on the Bonds shall have been payable at the Adjusted Non De Minimis Exception Status (as defined in the Indenture).

(iii)   Upon a Determination of Taxability or a Determination of Non de Minimis Exception Status, the Company and ITT Holdings LLC shall also pay or cause to be paid to the Trustee upon demand of such Owner or prior Owner any taxes, interest, penalties or other charges assessed against or payable by such Owner or prior Owner and attributable to such Determination of Taxability or a determination of Non De Minimis Exception Status and all reasonable administrative, out of pocket and other expenses incurred by such Owner or prior Owner which are attributable to such event, including, without limitation, the costs incurred by such Owner or prior Owner to amend any of its tax returns, notwithstanding the repayment of the entire principal amount of the Bonds or any transfer or assignment of the Bonds.

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(iv)   If there is any Change in Law (as defined in the Revolving Credit Agreement) that increases the cost to the Bank holding the Bonds, then the Company and ITT Holdings LLC shall pay or cause to be paid to the Trustee such additional costs incurred or reduction suffered in accordance with Section 4.11 of the Revolving Credit Agreement, which section is incorporated herein by reference.

(v)   Reserved.

(vi)   The Company and ITT Holdings LLC will pay or cause to be paid to the Trustee on demand all amounts required under the Bonds to be paid during any contest of a Determination of Taxability.

(vii)   The obligations of the Company and ITT Holdings LLC contained in this subparagraph (e) shall survive the termination of this Agreement and the payment in full of the Bonds.

(f) In the event the Company or ITT Holdings LLC should fail to make any of the payments required in this Section 4.02, the item or installment so in default shall continue as an obligation of the Company or ITT Holdings LLC as applicable, until the amount in default shall have been fully paid, and each of the Company and ITT Holdings LLC agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due, at the rate of interest equal to the Default Rate.

Section 4.03   Obligations of Company Unconditional.

The obligations of the Company and ITT Holdings LLC to make the payments required in Section 4.02 and to perform and observe the other agreements contained herein shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of any breach by the Issuer, the Administrative Agent, the Owner or the Trustee of any obligation to the Company or ITT Holdings LLC, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company or ITT Holdings LLC by the Issuer, the Administrative Agent, the Owner or the Trustee, and, until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company and ITT Holdings LLC (i) will not suspend or discontinue any payments provided for in Section 4.02 hereof, (ii) will perform and observe all other agreements contained in this Agreement and (iii) except as otherwise provided herein, will not terminate the Term of Agreement for any cause, including, without limiting the generality of the foregoing, failure of the Company to complete the acquisition, construction, improving and equipping of the Project, the occurrence of any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction, destruction of or damage to the Project, the taking by eminent domain of title to or temporary use of any or all of the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or any failure of the Issuer, the Administrative Agent, the Owner or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained, and in the event the Issuer or the Trustee should fail to perform any such agreement on its part, the Company may institute such action against the Issuer or the Trustee as the Company may deem necessary to compel performance so long as such action does not abrogate the obligations of the Company or ITT Holdings LLC contained in the first sentence of this Section.

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Section 4.04   Substitute Credit Facility.

Subject to the conditions set forth in this Section 4.04, the Company may provide for the delivery to the Trustee of a Substitute Credit Facility. The Company shall furnish written notice to the Trustee, not less than twenty days prior to the Mandatory Purchase Date, (a) notifying the Trustee that the Company is exercising its option to provide for the delivery of a Substitute Credit Facility to the Trustee, (b) setting forth the Mandatory Purchase Date in connection with the delivery of such Substitute Credit Facility, which shall in any event be an Interest Payment Date that is not less than two Business Days prior to the expiration date of the Credit Facility then in effect with respect to the Bonds, and (c) instructing the Trustee to furnish notice to the Bondholders regarding the Mandatory Purchase Date at least fifteen days prior to the Mandatory Purchase Date, as more fully described in Section 4.01(b) of the Indenture and Exhibit B thereto. Any Substitute Credit Facility shall be delivered to the Trustee prior to such Mandatory Purchase Date and shall be effective on and after such Mandatory Purchase Date. On or before the date of such delivery of a Substitute Credit Facility to the Trustee, the Company shall furnish to the Trustee (a) a written opinion of Bond Counsel stating that the delivery of such Substitute Credit Facility will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes; and (b) a written opinion of counsel to the Substitute Credit Provider to the effect that the Substitute Credit Facility is a legal, valid, binding and enforceable obligation of the Substitute Credit Provider in accordance with its terms.

Section 4.05   Substitute Confirming Letter of Credit.

Subject to the conditions set forth in this Section 4.05, the Company may provide for the delivery to the Trustee of a Substitute Confirming Letter of Credit. The Company shall furnish written notice to the Trustee, not less than twenty days prior to the Mandatory Purchase Date, (a) notifying the Trustee that the Company is exercising its option to provide for the delivery of a Substitute Confirming Letter of Credit to the Trustee, (b) setting forth the Mandatory Purchase Date in connection with the delivery of such Substitute Confirming Letter of Credit, which shall in any event be an Interest Payment Date that is not less than two Business Days prior to the expiration date of the Confirming Letter of Credit then in effect with respect to the Bonds, and (c) instructing the Trustee to furnish notice to the Bondholders regarding the Mandatory Purchase Date at least fifteen days prior to the Mandatory Purchase Date, as more fully described in Section 4.01(b) of the Indenture and Exhibit B thereto. Any Substitute Confirming Letter of Credit shall be delivered to the Trustee prior to such Mandatory Purchase Date and shall be effective on and after such Mandatory Purchase Date. On or before the date of such delivery of a Substitute Confirming Letter of Credit to the Trustee, the Company shall furnish to the Trustee (a) a written opinion of Bond Counsel stating that the delivery of such Substitute Confirming Letter of Credit will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes; and (b) a written opinion of counsel to the Substitute Confirming Letter of Credit Provider to the effect that the Substitute Confirming Letter of Credit is a legal, valid, binding and enforceable obligation of the Substitute Confirming Letter of Credit Provider in accordance with its terms.

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ARTICLE V

PREPAYMENT AND REDEMPTION

Section 5.01   Prepayment and Redemption.

The Company and ITT Holdings LLC shall have the option to prepay its obligations hereunder at the times and in the amounts as necessary to exercise its option to cause the Bonds to be redeemed in whole or in part as set forth in the Indenture and in the Bonds. Each of the Company and ITT Holdings LLC hereby agrees that it shall prepay its obligations hereunder at the times and in the amounts as necessary to accomplish the mandatory redemption of the Bonds as set forth in the Indenture and in the Bonds. The Issuer, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the Outstanding Bonds, as may be specified by the Company or ITT Holdings LLC, on the date established for such redemption.

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ARTICLE VI

SPECIAL COVENANTS

Section 6.01   No Warranty of Condition or Suitability by Issuer.

THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE PROJECT OR THE CONDITION THEREOF, OR THAT THE PROJECT WILL BE SUITABLE FOR THE PURPOSES OR NEEDS OF THE COMPANY. THE ISSUER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT THE COMPANY WILL HAVE QUIET AND PEACEFUL POSSESSION OF THE PROJECT. THE ISSUER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION OR WORKMANSHIP OF ANY PART OF THE PROJECT OR ITS SUITABILITY FOR THE COMPANY’S PURPOSES.

Section 6.02    Access to the Project.

The Company agrees that the Issuer, the Credit Provider (if any) and the Trustee and their duly authorized agents, attorneys, experts, engineers, accountants and representatives shall have the right to inspect the Project at all reasonable times and on reasonable notice. The Issuer, the Credit Provider (if any) and the Trustee and their duly authorized agents shall also be permitted, at all reasonable times, to examine the books and records of the Company with respect to the Project.

Section 6.03    Further Assurances and Corrective Instruments.

The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intention of this Agreement.

Section 6.04    Issuer and Company Representatives.

Whenever under the provisions of this Agreement the approval of the Issuer or the Company is required or the Issuer or the Company is required to take some action at the request of the other, such approval or such request shall be given for the Issuer by an Issuer Representative and for the Company by a Company Representative. The Trustee shall be authorized to act on any such approval or request.

Section 6.05    Financing Statements.

The Company agrees to execute and file or cause to be executed and filed any and all financing statements or amendments thereof or continuation statements necessary to perfect and continue the perfection of the security interests granted in the Indenture. The Company shall pay all costs of filing such instruments. If the Company fails to file such statements, then the Trustee shall make such filings.

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Section 6.06    Covenant to Provide Ongoing Disclosure.

The Company hereby covenants and agrees that, in the event the hereinafter defined Rule becomes applicable to the Bonds, the Company shall enter into a written undertaking for the benefit of the holders of the Bonds, as required by Section (b)(5)(i) of Securities and Exchange Commission Rule 15c2-12 under the Securities Exchange Act of 1934, as amended (17 CFR Part 240, §240.15c2-12) (the “Rule”); provided, however, that the Company shall not be obligated to enter into such written undertaking if the Company shall furnish to the Trustee, prior to the exercise of the Conversion Option, an opinion of Bond Counsel that, notwithstanding such election by the Company, the Rule is not applicable to the Bonds.

Section 6.07    Notice of Control.

The Company shall provide written notice to the Trustee and the Remarketing Agent (if any) 30 days prior to the consummation of any transaction that would result in the Company controlling the Credit Provider (if any) or the Confirming Bank (if any) or being controlled by the Credit Provider (if any) or the Confirming Bank (if any) within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 6.08    Acknowledgement and Covenant Regarding Commercial Paper or Long Term Period.

The Company acknowledges that the Bonds shall initially be rated only while the Interest Period for the Bonds is a Daily Period, a Two-Day Period or a Weekly Period. Further, the Company acknowledges that in the event that it shall select a Commercial Paper Period or Long Term Period as the Interest Period, it shall be required to provide a Substitute Credit Facility or an amendment to the Credit Facility in accordance with Section 2.08 of the Indenture. The Company covenants that, in the event that it shall select a Commercial Paper Period or Long Term Period, it shall amend or cause the amendment of, and supplement or cause the supplementation of, this Agreement and the Indenture, respectively, such that the Bonds shall continue to be rated as investment grade by Moody’s, Fitch or S&P.

Section 6.09    Environmental Matters.

The Company shall be solely responsible for, and shall indemnify and hold harmless the Issuer, the Owners and the Trustee from and against, any loss, damage, costs, expense, or liability, directly or indirectly, arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Material on, under or about the Project, including without limitation: (i) all foreseeable consequential damages; (ii) the cost of any required or necessary repair, clean-up or detoxification of the Project, and the preparation and implementation of any closure, remedial, or other required plans; and (iii) all reasonable costs and expenses incurred by the Issuer and the Trustee in connection with clauses (i) and (ii), including but not limited to reasonable attorney’s fees. The Company shall, at its expense, take all necessary remedial action(s) in response to the presence of any Hazardous Material on, under or about the Project.

The said release and indemnification covenants of the Company shall apply equally to the officers and employees of the Issuer and to its Board of Directors.

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ARTICLE VII

ASSIGNMENT, SELLING, LEASING;
INDEMNIFICATION; REDEMPTION

Section 7.01    Assignment, Selling and Leasing.

The Project may be sold or leased, as a whole or in part, with the prior written consent of the Credit Provider (during any Credit Facility Period), the Administrative Agent (during any Bank Rate Period) or the Trustee (during any period other than a Credit Facility Period or a Bank Rate Period); provided, further, that no such sale or lease shall, in the opinion of Bond Counsel, result in interest on any of the Bonds becoming includable in gross income for federal income tax purposes, or shall otherwise violate any provisions of the Act; provided further, however, that no such sale or lease shall relieve the Company or ITT Holdings LLC of any of their respective obligations under this Agreement unless such obligations shall have been legally and validly assumed by the acquiring party.

Section 7.02    Release and Indemnification Covenants.

(a) The Company shall and hereby agrees to indemnify and save the Issuer and the Trustee harmless against and from all expenses, damages and claims by or on behalf of any person, firm, corporation or other legal entity arising from the conduct or management of, or from any work or thing done on, the Project, or any reason whatsoever in connection with the Project and/or the Bonds, including without limitation, (i) any condition of the Project, (ii) any breach or default on the part of the Company in the performance of any of its obligations under this Agreement, (iii) any act or negligence of the Company or of any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee or lessee of the Company, or of any agents, contractors, servants, employees or licensees of any assignee or lessee of the Company. The Company shall indemnify and save the Issuer and the Trustee harmless from any such claim arising as aforesaid, or in connection with any action or proceeding brought thereon, and upon notice from the Issuer or the Trustee, the Company shall defend them or either of them in any such action or proceeding.

(b) Notwithstanding the fact that it is the intention of the parties hereto that the Issuer shall not incur any pecuniary liability by reason of the terms of this Agreement or the undertakings required of the Issuer hereunder, by reason of the issuance of the Bonds, by reason of the execution of the Indenture or by reason of the performance of any act requested of the Issuer by the Company, including all claims, liabilities or losses arising in connection with the violation of any statutes or regulation pertaining to the foregoing; nevertheless, if the Issuer should incur any such pecuniary liability, then in such event the Company shall indemnify and hold the Issuer harmless against all claims, demands or causes of action whatsoever, by or on behalf of any person, firm or corporation or other legal entity arising out of the same or out of any offering statement or lack of offering statement in connection with the sale or resale of the Bonds and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon, and upon notice from the Issuer, the Company shall defend the Issuer in any such action or proceeding. All references to the Issuer in this Section 7.02 shall be deemed to include its trustees, directors, officers, employees, and agents.

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(c) The provisions of this Section 7.02 shall survive the termination of this Agreement and the redemption of the Bonds.

Section 7.03    Issuer to Grant Security Interest to Trustee.

The parties hereto agree that pursuant to the Indenture, the Issuer shall assign to the Trustee, in order to secure payment of the Bonds, all of the Issuer’s right, title and interest in and to this Agreement, except for Reserved Rights.

Section 7.04    Indemnification of Trustee.

The Company shall and hereby agrees to indemnify the Trustee for, and hold the Trustee harmless against, any loss, liability or expense (including the costs and expenses of defending against any claim of liability) incurred without gross negligence or willful misconduct by the Trustee and arising out of or in connection with its acting as Trustee under the Indenture.

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ARTICLE VIII

DEFAULTS AND REMEDIES

Section 8.01    Defaults Defined.

The following shall be “Defaults” under this Agreement and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(a) Failure by the Company or ITT Holdings LLC, as applicable, to pay any amount required to be paid under Section 4.02(a), (d) or (e) hereof.

(b) At any time other than a Credit Facility Period or a Bank Rate Period, failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in Section 8.01(a) hereof, for a period of thirty (30) days after written notice specifying such failure and requesting that it be remedied shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted by the Company within the applicable period and diligently pursued until such failure is corrected.

(c) At any time other than a Credit Facility Period or a Bank Rate Period, the dissolution or liquidation of the Company, except as authorized by Section 2.02 hereof, or the voluntary initiation by the Company of any proceeding under any federal or state law relating to bankruptcy, insolvency, arrangement, reorganization, readjustment of debt or any other form of debtor relief, or the initiation against the Company of any such proceeding which shall remain undismissed for sixty (60) days, or failure by the Company to promptly have discharged any execution, garnishment or attachment of such consequence as would impair the ability of the Company to carry on its operations at the Project, or assignment by the Company for the benefit of creditors, or the entry by the Company into an agreement of composition with its creditors or the failure generally by the Company to pay its debts as they become due.

(d) The occurrence of a Default under the Indenture.

(e) At any time during any Credit Facility Period, the occurrence of any “Default” or “Event of Default” under any Credit Agreement.

(f) At any time during any Bank Rate Period, the occurrence of an “Event of Default” (as defined thereunder) under the Revolving Credit Agreement and the receipt by the Trustee of written notice thereof from the Administrative Agent (at the direction of the requisite lenders pursuant to the terms of the Revolving Credit Agreement).

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The provisions of subsection (b) of this Section are subject to the following limitation: if by reason of force majeure the Company is unable in whole or in part to carry out any of its agreements contained herein (other than its obligations contained in Article IV hereof), the Company shall not be deemed in Default during the continuance of such inability. The term “force majeure” as used herein shall mean, without limitation, the following: acts of God; strikes or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreement, provided that the settlement of strikes and other industrial disturbances shall be entirely within the discretion of the Company and the Company shall not be required to settle strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 8.02    Remedies on Default.

Whenever any Default referred to in Section 8.01 hereof shall have happened and be continuing, the Trustee, or the Issuer with the written consent of the Trustee, may take one or any combination of the following remedial steps:

(a) If the Trustee has declared the Bonds immediately due and payable pursuant to Section 9.02 of the Indenture, by written notice to the Company, declare an amount equal to all amounts then due and payable on the Bonds and hereunder, whether by acceleration of maturity (as provided in the Indenture) or otherwise, to be immediately due and payable as liquidated damages under this Agreement and not as a penalty, whereupon the same shall become immediately due and payable;

(b) Have reasonable access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Company during regular business hours of the Company if reasonably necessary in the opinion of the Trustee; or

(c) Take whatever action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture.

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Section 8.03    No Remedy Exclusive.

Subject to Section 9.02 of the Indenture, no remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee and the Owners of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 8.04    Agreement to Pay Attorneys’ Fees and Expenses.

In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer and the Trustee the reasonable fee of such attorneys and such other expenses so incurred by the Issuer.

Section 8.05    No Additional Waiver Implied by One Waiver.

In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

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ARTICLE IX

MISCELLANEOUS

Section 9.01    Term of Agreement.

This Agreement shall remain in full force and effect from the date hereof to and including December 1, 2040, or until such time as all of the Bonds and the fees and expenses of the Issuer, the Administrative Agent and the Trustee shall have been fully paid or provision made for such payments, whichever is later; provided, however, that this Agreement may be terminated prior to such date pursuant to Article V of this Agreement, but in no event before all of the obligations and duties of the Company and ITT Holdings LLC hereunder have been fully performed, including, without limitation, the payments of all costs and fees mandated hereunder.

Section 9.02    Notices.

All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered mail, postage prepaid, addressed as follows:

If to the Issuer:	Louisiana Public Facilities Authority
2237 South Acadian Thruway, Suite 650
Baton Rouge, Louisiana 70808
Attention: President and CEO

If to the Trustee:	Wells Fargo Bank, National Association
750 N. S. Paul Place, Suite 1750
MAC T5303-022
Dallas, Texas 75201
Attention: Corporate Trust, Municipal and Escrow Solutions
Telephone: 214-756-7418
Fax: 212-756-7401

If to the Company:	IMTT-Finco, LLC
321 St. Charles Ave.
New Orleans, Louisiana 70130
Attention: John Siragusa

A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Company or ITT Holdings LLC shall also be given to the Trustee and the Credit Provider (if any). The Issuer, the Company, ITT Holdings LLC, the Trustee, the Credit Provider (if any) and the Confirming Bank (if any), may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

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Section 9.03    Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, ITT Holdings LLC the Credit Provider (if any), the Confirming Bank (if any), the Trustee, the Administrative Agent, the Owners of Bonds and their respective successors and assigns, subject, however, to the limitations contained in Section 2.02(b) hereof.

Section 9.04    Severability.

In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.05    Amounts Remaining in Funds.

Subject to the provisions of Section 6.11 of the Indenture, it is agreed by the parties hereto that any amounts remaining in any account of the Bond Fund, the Project Fund, or any other fund (other than the Rebate Fund) created under the Indenture upon expiration or earlier termination of this Agreement, as provided in this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee in accordance with the Indenture, shall belong to and be paid to the Company by the Trustee.

Section 9.06    Amendments, Changes and Modifications.

Subsequent to the issuance of Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise herein expressly provided, this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee and, prior to a Credit Facility Termination Date (if any) and payment of all amounts payable to the Credit Provider (if any) under a Credit Agreement (if any), the consent of the Credit Provider (if any), in accordance with the provisions of the Indenture.

Section 9.07    Execution in Counterparts.

This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.08    Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State.

Section 9.09    Captions.

The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

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[signature page to Amended and Restated Loan Agreement]

IN WITNESS WHEREOF, the Issuer has caused this Agreement to be executed in its name and its corporate seal to be hereunto affixed and attested by its duly authorized officer, all as of the date first above written.

(SEAL)	LOUISIANA PUBLIC FACILITIES AUTHORITY

Attest:	By:
Chairman

By:
Assistant Secretary

(Signature Page - Loan Agreement)

[signature page to Amended and Restated Loan Agreement]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and its corporate seal to be hereunto affixed by its duly authorized officers, all as of the date first above written.

IMTT-FINCO, LLC

By:
Name:	John Siragusa
Title:	Chief Banking Officer

By:
Name:	James May
Title:	Senior Vice President-Treasurer and Chief Financial Officer

JOINDER OF ITT HOLDINGS LLC

ITT HOLDINGS LLC executes this Joinder solely for the purposes of agreeing to the agreements, covenants and terms contained in this Agreement where it is expressly referenced.

ITT HOLDINGS LLC

By:
Name:
Title:

By:
Name:
Title:

(Signature Page - Loan Agreement)